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                                                                      EXHIBIT 23









                         Consent of Independent Auditors




The Plan Committee
Liberty Media 401(k) Savings Plan


We consent to incorporation by reference in the registration statement (No. 333-70279-2) on Post-Effective Amendment No. 2 on Form S-8 of AT&T Corp. 401(k) Savings Plan of our report dated June 26, 2000, relating to the statement of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 1999, and the related statement of changes in net assets available for participant benefits for period from inception (March 2, 1999) to December 31, 1999 and related schedule, which report appears in the December 31, 1999 Annual Report on Form 11-K of the Liberty Media 401(k) Savings Plan.



                                                              KPMG LLP



Denver, Colorado
June 26, 2000